Exhibit 10.1

STOCK LIMIT AMENDMENT

TO

M.D.C. HOLDINGS, INC. 401(K) SAVINGS PLAN

(as Effective January 1, 1997)

Effective as of January 1, 1997, M.D.C. Holdings, Inc., a Delaware corporation (the “Employer”) established the M.D.C. Holdings, Inc. 401(k) Savings Plan (the “Plan”). Pursuant to Section 13.02 of the Plan, the Plan is hereby amended through the amendment of the Non-Standardized Adoption Agreement and the Defined Contribution Prototype Plan as set forth below:

AMENDMENTS:

1. Section 10.03(F) of the Plan is hereby amended by deleting the following provision:

Effective as of January 1, 2006, Participants shall be restricted to investment in a “Set Percentage” of qualifying Employer securities (“Employer Stock”). The Set Percentage shall be 30% of the Participant’s total account balance. If the percentage of a Participant’s investment in Employer Stock exceeds the Set Percentage on or after the effective date of the Amendment, the Participant will not be compelled to sell Employer Stock in excess of the Set Percentage. However, the Participant may not direct any future contributions to be invested in Employer Stock until the Participant’s investment in Employer Stock is below the Set Percentage.

And replacing it, in its entirety, with the following provision:

Participants shall not be permitted to allocate more than 30% of each elective deferral contribution made after January 1, 2007 to the purchase of qualifying Employer securities for the Participant’s account. This provision shall not prevent a Participant from reallocating investments in the Participant’s account that might include the purchase of qualifying Employer securities.

M.D.C. Holdings, Inc. hereby adopts this Amendment on March 26, 2007, effective as set forth above.

M.D.C. Holdings, Inc.

By:	/s/ Paris G. Reece III

Its:	EVP & CFO